Exhibit 10.02

Amendment to Employment Agreement

This Amendment (the “Amendment”) to the Letter Agreement dated January 5, 2005 (the “Agreement”) by and between you, Jeffrey T. Housenbold, and Shutterfly, Inc. (the “Company”), is effective as of December 8, 2008 (the “Effective Date”).

Recitals

Whereas, you and the Company have previously entered into an Agreement dated as of January 5, 2005, whereby the Company confirmed your employment upon certain terms and conditions; and

Whereas, you and the Company agree it is advisable to amend the Agreement in order to bring such Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and its regulations (“Section 409A”),

Now, Therefore, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, you and the Company hereby agree to the following changes to the Agreement as follows:

Any capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

(1)           The last paragraph of Section 3 is deleted and replaced with the following:

In the event you terminate employment with the Company as a result of Involuntary Termination or Termination without Cause, each as defined below, you may exercise the outstanding, vested portion of any of your options for Company common stock during the twenty-four (24) month period commencing on the date of your termination of employment, provided, however, that in no event may any option be exercised after its expiration date.  In the event you terminate employment with the Company as the result of Termination for Disability or your death, the outstanding, vested portion of any of such options may be exercised during the twelve (12) month period commencing on the date of your Termination for Disability or your death, provided, however, that in no event may any option be exercised after its expiration date. In the event you terminate employment with the Company as a result of Voluntary Termination or Termination for Cause, you may exercise the outstanding, vested portion of any of such options during the period allowed under the 1999 Stock Plan.

(2)           Section 5(a) is deleted and replaced with the following:

“Good Reason” means your resignation within three (3) months following a change in your title of President and CEO or in your reporting to the Board, or a material reduction in your duties or responsibilities that is inconsistent with your position, provided, further, that Good Reason shall also include the circumstance where following a Change of Control, as defined below, you are not the President and CEO of a successor entity to the Company following a Change in Control (or otherwise your duties and responsibilities for such successor entity to the Company are materially reduced from those described in Section 1 herein as would be applied to the successor entity following a Change of Control); (ii) a requirement by the Company that you relocate your principal office to a facility more than 60 (sixty) miles from the Company’s current Redwood City, California headquarters; or (iii) a material reduction in your annual base salary (other than in connection with a general decrease in the salary of all executives of the Company), in any case, without your written consent; provided that you have given forty-five (45) days written notice to the Company of such occurrence and thirty (30) days opportunity to cure.

(3)           Section 6(b) is deleted and replaced with the following:

In the event of your Termination without Cause or your Involuntary Termination, you will be entitled to (i) a lump sum payment equivalent to your then-current base salary for a period of twelve (12) months and the maximum Target Bonus for the year in which the termination occurred; and (ii) accelerated vesting of that portion of any unvested options for Company common stock and restricted stock units for Company common stock that would have vested over the next twelve (12) months immediately following such Involuntary Termination or Termination without Cause.

(4)           Section 6(c) is deleted and replaced with the following:

In the event of your Involuntary Termination or Termination without Cause within twelve (12) months following the closing of a Change in Control, in lieu of any payment under Section 6(b) above, you will be entitled to (i) a lump sum payment equivalent to your then-current base salary for a period of fifteen (15) months and the maximum Target Bonus for the year in which the termination occurred plus an additional one fourth (1/4) of the maximum Target Bonus for the year in which the termination occurred; and (ii) accelerated vesting of all of your unvested options and restricted stock units.

(5)           The following sentence is added at the end of the first paragraph of Section 9:

Cash severance and other benefits that are subject to Section 409A of the Code shall be reduced prior to cash benefits or other benefits that are not subject to Section 409A of the Code.

(6)           The following is included as a new Section 18:

Section 409A Compliance.  To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.

If required by Section 409A of the Code, for purposes of this Agreement, no payment will be made to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations thereunder.

Except as specifically set forth above, all terms and conditions of the Agreement shall remain in full force and effect.  This Amendment shall be deemed to form an integral part of the Agreement.  In the event of any inconsistency or conflict between the provisions of the Agreement and this Amendment, the provisions of this Amendment will prevail and govern.

This Amendment may be executed in counterparts and, upon delivery of counterparts which together show the execution by both parties hereto, shall constitute one agreement which shall inure to the benefit of and be binding upon the parties hereto.

In Witness Whereof, the parties hereto have caused this Amendment to be entered into as of the Effective Date.

Shutterfly, Inc.	Jeffrey T. Housenbold

By:/s/Mark J. Rubash	By: /s/Jeffrey T. Housenbold
Name: Mark J. Rubash
Title: Senior Vice President, Chief Financial Officer	Date: March 9, 2009